Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OPNEXT, INC.
Opnext, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.	The name of the Corporation is “Opnext, Inc.” The Corporation was originally incorporated under the name “Opnext, Inc.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 18, 2000. A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 30, 2001. A subsequent Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 30, 2003.
2.	Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors pursuant to the provisions of Section 141(f) of the General Corporation Law of the State of Delaware and stockholders, the stockholders of the Corporation having duly approved this Amended and Restated Certificate of Incorporation by written consent of the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.
3.	The Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE: NAME
     The name of the Corporation is Opnext, Inc.
ARTICLE TWO: REGISTERED OFFICE AND REGISTERED AGENT
     The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.
ARTICLE THREE: PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE FOUR: CAPITALIZATION
     A. AUTHORIZED CAPITAL STOCK
     The total number of shares of capital stock which the Corporation shall have the authority to issue is 165,000,000 shares, divided into 2 classes consisting of 15,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and 150,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).
     The following is a statement of the designations, preferences, privileges, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class.
     B. PREFERRED STOCK
     Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the DGCL (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, determination of any of the following:
(a)	the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;
(b)	the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(c)	whether the shares shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(d)	whether the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(e)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(f)	whether the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(g)	the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)	whether the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;
(i)	whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and
(j)	any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.
     Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of

Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of any meeting of stockholders. In addition, except as otherwise expressly provided in the applicable Preferred Stock Certificate of Designation, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation.
     C. COMMON STOCK
     The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series thereof. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers, preferences and privileges, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.
          1. Voting Rights.
     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, as otherwise required by applicable law or as provided in any Preferred Stock Certificate of Designation, the entire voting power of shares of capital stock of the Corporation shall be vested exclusively in the Common Stock. Each share of Common Stock shall be entitled to one vote on all matters to be voted on by the holders of Common Stock. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.
          2. Dividends.
     As, if and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.
          3. Liquidation.
     The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.
     D. STOCK OWNERSHIP
     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
ARTICLE FIVE: AMENDMENTS OF BYLAWS
     In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation or any amendment thereof without the assent or vote of the stockholders of the Corporation. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, no provision of the Bylaws may be altered, amended or repealed in any respect by the stockholders, nor may any provision inconsistent therewith be adopted, in any respect by the stockholders, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof.
ARTICLE SIX: DIRECTORS
     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
     A. NUMBER; TERM
     Subject to the special rights of any holders of Preferred Stock (or any series thereof) to elect directors, the Board of Directors shall consist of not fewer than 5 nor more than 15 directors, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.
     Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article SIX unless otherwise provided for in the applicable Preferred Stock Certificate of Designation.
     Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, the directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each director in initial Class I shall hold office until the first annual meeting of the stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; each director in initial Class II shall hold office until the second annual meeting of the stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; and each director in initial Class III shall hold office until the third annual meeting of the stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing provisions of this

Article, each director elected shall hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.
     In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors of the Corporation among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
     B. REMOVAL
     Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
     C. VACANCIES
     Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board of Directors to fill any vacancy shall hold office for a term that shall coincide with the remaining term of the class of directors to which such person has been elected.
     D. ELECTION
     Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE SEVEN: EXISTENCE
     The Corporation shall have perpetual existence.
ARTICLE EIGHT: LIABILITY AND INDEMNIFICATION
     A. LIABILITY
     To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation shall not be liable to the fullest extent permitted by the DGCL as so amended. Any amendment, modification or repeal of this Section A of Article EIGHT shall not adversely affect any right or protection of a director hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     B. INDEMNIFICATION
     The corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.
     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.
     No amendment to or repeal of the provisions of this Article EIGHT shall deprive a director or officer of the benefit hereof with respect to any act or omission occurring prior to such amendment or repeal.
ARTICLE NINE: STOCKHOLDERS’ MEETINGS
     A. CALLING A MEETING
     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the Chief Executive Officer or at the written request of a majority of the members of the Board of Directors and may not be called by any other person, and any power of stockholders to call a special meeting is specifically denied; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.
     B. ACTION BY WRITTEN CONSENT
     Subject to the rights of the holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

     C. ADVANCE NOTICE
     Advance notice of new business at stockholders’ meetings and stockholder proposals and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation or any amendment thereof.
     D. PLACE OF MEETINGS
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE TEN: NO PREEMPTIVE RIGHTS
     The holders of Common Stock shall have no preemptive right to subscribe for any shares of any class of capital stock of the Corporation, whether now or hereafter authorized.
ARTICLE ELEVEN: CORPORATE POWER
     The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein upon stockholders and directors are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, no provision of Articles FIVE, SIX, NINE, and ELEVEN of this Amended and Restated Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.